Exhibit 10.2

Avista Corporation

2005 NEO Incentive Compensation Table

Name and Principal Position	2005 Bonus
Gary G. Ely	$510,159
Chairman of the Board, President and Chief Executive Officer
Malyn K. Malquist	$155,340
Senior Vice President and Chief Financial Officer
Scott L. Morris	$149,646
Senior Vice President
David J. Meyer	$98,940
Vice President and Chief Counsel for Regulatory and Governmental Affairs
Karen S. Feltes	$108,384
Senior Vice President of Human Resources and Corporate Secretary